UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2013

SRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-83780	54-1013306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Fair Lakes Court
Fairfax, Virginia	22033
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment of Nonqualified Stock Option Agreement and Increase In Authorized Shares Under The Restricted Stock Plan.

On September 23, 2013, the Board of Directors (the “Board”) of the Company’s parent company, Sterling Holdco Inc. (“Holdco”) amended the vesting levels of the performance options granted under the Nonqualified Stock Option Agreements previously granted to the Stock Option Plan’s participants to state that the performance options shall become exercisable upon Providence Equity Partner’s return on investment of $2,000 and $2,500 per share, amending the original $2,500 and $3,000 per share.

The Board increased the number of authorized shares eligible for grant under the Restricted Stock Plan to 14,674 shares of Holdco’s common stock.

(e) Amendment of Employment Agreement and Changing Annual Incentive Target of the Chief Executive Officer.

On September 23, 2013, the Board approved an amendment to William L. Ballhaus’ employment agreement, dated July 20, 2011. After taking into consideration, among other things, that Dr. Ballhaus did not receive a bonus in fiscal year 2013 or any base salary increase in fiscal year 2013 the Board approved an increase in the target bonus percentage that Dr. Ballhaus may be entitled to, subject to achievement of certain individual and corporate performance goals, from 100% to 125% of base salary for fiscal year 2014.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit

10.1	Amendment No. 1 to Employment Agreement of William L. Ballhaus

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

Date: September 27, 2013	/S/ DAVID KEFFER
David Keffer
Vice President and Corporate Controller